AMENDMENT NO. 1
                                       TO
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
         TOUCHSTONE ADVISORS, INC. AND TOUCHSTONE VARIABLE SERIES TRUST

         This Amendment No. 1 to Investment Advisory Agreement is dated as of May 1, 1999 and amends the Investment Advisory Agreement (the "Advisory Agreement") dated as of January 1, 1999, made by and between Touchstone Advisors, Inc., an Ohio corporation (the "Advisor"), and Touchstone Variable Series Trust, a Massachusetts business trust created pursuant to a Declaration of Trust dated February 7, 1994 (the "Trust").

         WHEREAS, the Advisor acts as investment advisor to the Trust pursuant to the Advisory Agreement; and

         WHEREAS, the Trust's Board of Trustees has amended and restated the Establishment and Designation of Series appended to the Trust's Declaration of Trust (the "Declaration") to add three additional series of Shares (as defined in the Declaration) of the Trust, to be designated the Touchstone High Yield Fund, Touchstone Enhanced Index Fund and Touchstone Small Cap Value Fund (the "Funds");

         NOW, THEREFORE, Schedule 1 to the Advisory Agreement is hereby amended, effective as of May 1, 1999, to read as set forth in Exhibit A to this Amendment, the sole change in such Schedule being the addition of the Funds.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered in their names and on their behalf as of the day and year first above written.


                                                TOUCHSTONE VARIABLE SERIES TRUST

                                                By:  ___________________________
                                                     Jill T. McGruder, President

TOUCHSTONE ADVISORS, INC.

By: ___________________________
         Patricia J. Wilson

629787.01


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                                               Exhibit A to Amendment No. 1 to
                                               Investment Advisory Agreement


                                   SCHEDULE 1

Touchstone Emerging Growth Fund            0.80%

Touchstone International Equity Fund       0.95%

Touchstone Growth & Income Fund            0.80% on the first $150 million of
                                           average daily net assets and 0.75% on
                                           such assets in excess of $150 million

Touchstone Balanced Fund                   0.80%

Touchstone Income Opportunity Fund         0.65%

Touchstone Bond Fund                       0.55%

Touchstone Value Plus Fund                 0.75%

Touchstone Standby Income Fund             0.25%

Touchstone High Yield Fund                 0.60%

Touchstone Enhanced Index Fund             0.65%

Touchstone Small Cap Value Fund            0.80%